UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                  333-57236
                                                  Commission File Number


                         A.I. Receivables Transfer Corp.
             (Exact name of registrant as specified in its charter)

                                160 Water Street
                          New York, New York 10038-4922
                                 (212) 428-5400
     (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

             Series 2002-1 Floating Rate Class A Asset Backed Notes Series 2002-1 Floating Rate Class B Asset Backed Notes
            (Title of each class of securities covered by this Form)


             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [ ]                Rule 12h-3(b)(1)(i)  [x]
             Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                                     Rule 15d-6           [ ]


         Approximate number of holders of record as of the certification or notice date: Eleven (11)

         Pursuant to the requirements of the Securities Exchange Act of 1934 A.I. Receivables Transfer Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 01/14/03                                  By: /s/ Michael Vogen
                                                   -----------------------------
                                                    Vice President